Exhibit 23.5

[LAROCHE PETROLEUM CONSULTANTS, LTD. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed on or about September 8, 2005, of information from our reserve report with respect to the oil and gas reserves of Chesapeake Energy Corporation dated February 22, 2005 and entitled “Chesapeake Energy Corporation Interest in Certain Properties Located in Oklahoma as of December 31, 2004, Prepared in Accordance with Securities and Exchange Commission Guidelines.”

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ William M. Kazmann
Name:	William M. Kazmann
Title:	Partner

September 8, 2005